Exhibit (n)

DIREXION FUNDS

Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

The Direxion Funds (the “Trust”) hereby adopt this Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

A.     CLASSES OFFERED

Each series of the Trust may offer Investor Class and Institutional Class shares. Each series of the Trust listed in Schedule A (each, a “Fund”) may offer four classes of shares pursuant to this Amended and Restated Multiple Class Plan.

Investor Class. Investor Class shares are offered for purchase to investors directly from the Trust’s principal underwriter or through other authorized intermediaries. Investor Class shares will be sold without any sales charges, but will be subject to a Rule 12b-1 fee and non-Rule 12b-1 shareholder services fee. As set forth on Schedule A, each Investor Class share may be subject to a Rule 12b-1 and shareholder services fee at a specified annual rate of its average daily net assets attributable to Investor Class shares.

2.     Class A. Class A shares are offered for purchase to investors directly from the Trust’s principal underwriter or through other authorized intermediaries. Class A share purchases over $1 million are subject to a 1.00% contingent deferred sales charge (“CDSC”) if they are redeemed within 24 months of purchase. Class A shares will be sold with waiveable sales charges and as set forth on Schedule A, each Class A share may be subject to a Rule 12b-1 fee at a specified annual rate of its average daily net assets attributable to Class A shares.

The CDSC will be waived for the redemption of Class A Shares:

•	Purchased through a financial intermediary that has entered into arrangements with Rafferty Capital Markets, Inc. to forego receipt of an initial sales commission;

•	Purchased by reinvesting dividends;

•	Following the death or disability of a shareholder;

•	On the first 10% of shares that are sold within 24 months of purchase; or

•	Resulting from a Fund exercising its right to redeem accounts that maintain a balance below the current applicable minimum investment.

3.    Service Class. Service Class shares are offered for purchase through investment advisers, banks or other authorized intermediaries who have entered into an agreement with the Trust’s principal underwriter. Service Class shares will be sold without any sales charges, but as set forth on Schedule A, each Service Class share may be subject to a Rule 12b-1 fee at a specified annual rate of its average daily net assets attributable to Service Class shares.

4.    Institutional Class. Institutional Class shares are offered for purchase through investment advisers, banks or other authorized intermediaries who have entered into an agreement with the Trust’s principal underwriter.

5.     Class C. Class C shares are offered for purchase through investment advisers, banks or other authorized intermediaries who have entered into an agreement with the Trust’s principal underwriter. This Class C shares are subject to a 1.00% CDSC if they are redeemed within one year of the date of purchase, and an annual Rule 12b-1 fee of up to 1.00% of a Fund’s average daily net assets, comprised of a distribution fee of up to 0.75% and a shareholder servicing fee of up to 0.25%.

The CDSC will be waived for the redemption of Class C Shares:

•	Purchased through a financial intermediary that has entered into arrangements with Rafferty Capital Markets, Inc. to forego receipt of an initial sales commission;

•	Purchased by reinvesting dividends;

•	Following the death or disability of a shareholder;

•	On the first 10% of shares that are sold within 12 months of purchase; or

•	Resulting from a Fund exercising its right to redeem accounts that maintain a balance below the current applicable minimum investment.

B.     EXPENSE ALLOCATIONS OF EACH CLASS

Certain expenses may be attributable to a particular class of shares of a Fund (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus are borne on a pro rata basis by the outstanding shares of that class.

Each class may pay a different amount of the following other expenses: (1) distribution and service fees; (2) transfer agent fees identified as being attributable to a specific class; (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a class; (4) Blue Sky registration fees incurred by a specific class of shares; (5) Securities and Exchange Commission registration fees incurred by a specific class of shares; (6) expenses of administrative personnel and services required to support the shareholders of a specific class; (7) trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares; (8) accounting expenses relating solely to a specific class of shares; (9) auditors’ fees, litigation expenses, and legal fees and expenses relating to a specific class of shares; and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific class of shares.

C.     ADDITIONAL INFORMATION

This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the classes contained in this Plan. The Trust’s prospectuses contain additional information about the Investor Class, Service Class, Institutional Class, Class A and Class C shares and the Trust’s multiple class structure.

Dated: November 4, 1999

Amended: August 13, 2008

Amended: February 11, 2009

Amended: November 23, 2009

Amended: November 22, 2011

Amended: January 30, 2012

Schedule A

to the

Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

Investor Class

The Investor Class shares of these Funds may be subject to a Rule 12b-1 fee of up to 0.25% and a non-Rule 12b-1 shareholder services fee of up to 0.25%.

Evolution Managed Bond Fund

Evolution All-Cap Equity Fund

Evolution Market Leaders Fund

Evolution Alternative Investment Fund

Service Class

The Service Class shares of these Funds may be subject to a Rule 12b-1 fee of up to 1.00%:

HCM Freedom Fund

Institutional Class

The Institutional Class shares of these Funds are not subject to a Rule 12b-1 fee. :

Financial Trends Strategy Fund

Direxion/Wilshire Dynamic Fund

Direxion Indexed Commodity Strategy Fund

Direxion Long/Short Global IPO Fund

Direxion Indexed Managed Futures Strategy Fund

Class A

The Class A shares of these funds may be subject to a Rule 12b-1 fee of up to 0.25%

Direxion Indexed Commodity Strategy Fund

Direxion Currency Trends Strategy Plus Fund

Direxion Long/Short Global IPO Fund

Direxion/Wilshire Dynamic Fund

Direxion Indexed Managed Futures Strategy Fund

Class C

The Class C shares of these Funds may be subject to a Rule 12b-1 fee of 1.00:

Direxion Indexed Commodity Strategy Fund

Direxion Currency Trends Strategy Plus Fund

Direxion Long/Short Global IPO Fund

Direxion/Wilshire Dynamic Fund

Direxion Indexed Managed Futures Strategy Fund

Dated: August 13, 2008

Amended: February 11, 2009

Amended: November 23, 2009

Amended: February 10, 2010

Amended: November 23, 2010

Amended: November 22, 2011

Amended: January 30, 2012